TRADING DATA

Item 5(c) of Amendment No. 6 to the Schedule 13D and Exhibit 99.13 to the Schedule 13D are incorporated herein by reference. Together with Item 5(c) of Amendment No. 6 to the Schedule 13D and Exhibit 99.13 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Strike Price ($)	Expiration Date
Sachem Head LP	5/2/2022	Buy	31,482	37.6200	Common Stock*	N/A	N/A
Sachem Head LP	5/2/2022	Buy	100	7.7000	OTC Call Option*	40.00	12/15/2023
Sachem Head LP	5/2/2022	Buy	300	4.4700	OTC Call Option*	50.00	12/15/2023
Sachem Head Master LP	5/2/2022	Sell	31,482	37.6200	Common Stock*	N/A	N/A
Sachem Head Master LP	5/2/2022	Sell	100	7.7000	OTC Call Option*	40.00	12/15/2023
Sachem Head Master LP	5/2/2022	Sell	300	4.4700	OTC Call Option*	50.00	12/15/2023

* Trade represents a rebalancing transaction.